Exhibit 99.1

Royal Gold Announces Commitment to Acquire Gold/Platinum/Palladium and Copper/Nickel Royalties on Producing Serrote and Santa Rita Mines in Brazil

DENVER, COLORADO. JUNE 12, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly-owned subsidiary RG Royalties, LLC, has entered into a binding commitment letter with ACG Acquisition Company Ltd. (“ACG”) to acquire new royalty interests on the producing Serrote and Santa Rita mines in Brazil for total cash consideration of $250 million, subject to satisfaction of certain conditions, including negotiation and execution of definitive documentation. The royalty interests consist of a gold royalty on the Serrote mine, a gold, platinum and palladium royalty on the Santa Rita mine, and a copper and nickel royalty on both the Serrote and Santa Rita mines (collectively, the “Royalties”).

ACG has agreed to acquire the Serrote and Santa Rita mines from funds advised by Appian Capital Advisory LLP (“Appian”), and Royal Gold has agreed to pay the cash consideration for the royalty interests upon the closing of the transaction between ACG and Appian, which is expected to occur by the end of July 2023, after the satisfaction of closing conditions. ACG will be renamed ACG Electric Metals upon completion of the acquisition of the mines from Appian.

“I am pleased to announce this proposed acquisition of royalties on two attractive producing mines,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Royal Gold’s financing is expected to play a significant role in the creation of ACG Electric Metals, and our role demonstrates the flexibility and attractiveness of our financing product.”

“This proposed acquisition meets our strategic criteria for investment,” continued Mr. Heissenbuttel, “as the royalties will provide predominantly precious metals revenue on producing mines that we believe have excellent long-term potential, are run by experienced local operating management complemented by seasoned corporate leadership, and are located in a mining-friendly jurisdiction. These assets, management team and jurisdiction will fit well within our existing portfolio, and our new relationship with ACG also has the potential to provide further growth opportunities in the future.”

Highlights of Proposed Acquisition

Royal Gold believes the proposed acquisition of the Royalties from ACG will provide the following benefits:

●	Immediate and meaningful revenue contribution: The economic effective date of the transaction will be May 1, 2023. Royalty contributions to Royal Gold are expected to be approximately 8,000 gold equivalent ounces[1] (“GEOs”) for the period May 1 through December 31, 2023, and to average approximately 14,000 GEOs annually in the 5 years from 2024 through 2028.
●	Diversified metal revenue: The Royalties are expected to provide a revenue mix weighted towards precious metals, with an approximate mix of 60% gold, 25% platinum and palladium, 10% nickel, and 5% copper for the first 5 years at current spot prices.
●	Producing mines with proven operating teams in an established mining jurisdiction: Operations at Santa Rita restarted in 2019 followed by maiden production from Serrote in 2021, with significant investments in infrastructure by the current and previous owners. Local management has a history of successfully operating the mines, has a strong safety, environmental and social culture, and has positive relationships with supportive local communities.
●	Significant long-term growth potential on large areas of interest: The areas of interest covered by the Royalties at both mines are substantial and include targets with high potential for exploration and production upside. At the Santa Rita mine, an underground expansion project could provide a 27-year extension to the mine life. At the Serrote mine, open pit resources outside of the base case mine plan could provide the potential to expand the existing pit and extend the mine life.
●	ESG attributes enhance the Royal Gold portfolio: Both the Serrote and Santa Rita operations are forecasted to have low first quartile carbon emissions intensity[2] over the mine lives and are expected to improve the Royal Gold portfolio average for carbon emissions intensity, total energy intensity and safety statistics[3].

1 Gold equivalent ounces, or GEOs, are calculated as revenue for a period divided by the average gold price for that same period. Prices used for GEO projections are $1,970/oz gold, $1,000/oz platinum, $1,375/oz palladium, $3.65/lb copper and $9.25/lb nickel.

2 Calculated life of mine emission intensity compared to 2020 global copper and nickel intensity curves compiled by Skarn Associates.

3 As compared to Royal Gold’s 2021 portfolio average greenhouse gas (GHG) emissions intensity of 0.74 tCO2(eq)/GEO, total energy intensity of 14 GJ/GEO and total recordable incident frequency rate of 3.8 per million person hours worked.

●	New relationship with growth-focused counterparty: ACG’s stated strategy for ACG Electric Metals is to grow production of critical metals to supply the western automotive industry. The commitment letter with ACG includes terms that provide Royal Gold with the ability to participate in the future growth of ACG Electric Metals through a right of first refusal on the sale of any streams or additional royalties on the Serrote and Santa Rita mines and a right of first offer on royalty and stream financing for any future projects acquired by ACG Electric Metals.

Overview of Proposed Acquisition

The commitment letter addresses the allocation of the purchase price for the Royalties to be purchased, the ESG contribution to be made by Royal Gold, the security for the obligations of ACG Electric Metals, the conditions to closing, and other terms, as summarized below.

Gold/Platinum/Palladium Royalties

At closing, Royal Gold will pay cash consideration of $215 million in return for:

●	A gross smelter return royalty of 85% of the payable gold from the Serrote mine until achievement of a royalty revenue threshold of $250 million from this royalty, and 45% thereafter; and,
●	A gross smelter return royalty of 64 ounces of gold, 135 ounces of platinum and 100 ounces of palladium for each 1 million pounds of payable nickel produced from the Santa Rita mine until the achievement of a royalty revenue threshold of $100 million from this royalty, at which point the royalty on gold will continue and the royalty on platinum and palladium will terminate. The initial royalty prior to reaching the revenue threshold represents approximately 85% of payable precious metals produced at Santa Rita.

Royalty revenue will be determined using fixed payabilities of 93% for gold at the Serrote mine and 86% for nickel at the Santa Rita mine.

The royalties will be effective as of May 1, 2023, and revenue to Royal Gold will be accrued from that date. There will be no deductions applicable to royalty payments. Royal Gold expects to receive royalty payments in the month following any payment made to ACG for concentrates from offtakers.

Copper/Nickel Royalty

At closing, Royal Gold will pay cash consideration of $35 million in return for a gross smelter return royalty on total payable copper and nickel production from the Serrote and Santa Rita mines at a rate of 0.50% during 2023 and 2024, 0.75% during 2025 and 1.10% thereafter until the achievement of a royalty revenue threshold of $90 million from this royalty, and 0.55% thereafter. Royalty revenue will be determined using fixed payabilities of 97% for copper at the Serrote mine, and 86% for nickel and 72% for copper at the Santa Rita mine.

The royalty will be effective as of May 1, 2023, and revenue to Royal Gold will be accrued from that date. There will be no deductions applicable to royalty payments. Royal Gold expects to receive royalty payments in the month following any payment made to ACG for metal or concentrates from offtakers.

ESG Contribution

Royal Gold will make a financial commitment of 0.25% of the annual royalty payments received to support programs benefiting the communities within the area of influence of each of the Serrote and Santa Rita mines.

Security

The interests of Royal Gold under the proposed royalty agreements will be secured by pledges of the direct and indirect ownership interests held by ACG in the Serrote and Santa Rita mines, subordinated to the interests of senior bank lenders who will provide ACG with a $225 million term loan and $75 million revolving credit facility. Royal Gold’s security interests will rank equally to those in support of royalties on Santa Rita held by Appian and La Mancha Resource Capital, LLP (“La Mancha”).

Other Key Terms of the Proposed Acquisition

The areas of interest for the Royalties will include the areas covered by the mineral rights at each of the Serrote and Santa Rita mines at the time of closing of the proposed acquisition.

Royal Gold will hold a right of first refusal on future royalty and stream opportunities within the areas of interest of the Serrote and Santa Rita mines, and prior to the achievement of all of the royalty thresholds described above, a right of first offer on future royalty and stream opportunities on any other mining projects acquired by ACG Electric Metals.

Upon the closing of the proposed acquisition of the Royalties, ACG Electric Metals will form an Independent Geotechnical and Hydrogeological Review Committee (the “IGHR Committee”) with a mandate to review design and operations, and provide technical advice and guidance, at both of the Serrote and Santa Rita open pits. The IGHR Committee is expected to have three members, including a senior technical representative from ACG Electric Metals and one independent expert appointed by each of ACG Electric Metals and Royal Gold. Royal Gold’s role on the IGHR Committee will be strictly advisory and Royal Gold will have no operating decision-making authority.

Appian will be restricted from soliciting senior personnel from the management teams of both the Serrote and Santa Rita mines for a period of 18 months after closing.

Conditions to Closing

Closing of our proposed acquisition of the Royalties will be conditional on the successful completion of the ACG transaction with Appian, a minimum working capital position for ACG at closing, and other closing conditions that are standard for transactions of this nature, including the negotiation and execution of definitive royalty and security agreements with ACG and an intercreditor agreement with the senior lenders.

Funding

Royal Gold will pay cash consideration of $250 million at closing, which Royal Gold expects to source from available cash resources and a draw of approximately $200 million on Royal Gold’s revolving credit facility assuming current metal prices. On June 6, 2023, Royal Gold repaid $100 million of the outstanding balance on the revolving credit facility, resulting in an outstanding balance of $400 million on that date.

Timing

Closing of the proposed acquisition of the Royalties is anticipated to occur by the end of July 2023, after completion of all conditions to closing.

Background on the ACG / Appian Transaction

ACG has announced a proposed transaction with subsidiaries of Appian to acquire the entities that own the Serrote and Santa Rita mines and certain shareholder loans for $1 billion in enterprise value sourced from a combination of royalty financing from Royal Gold, equity financing, a nickel prepay agreement and bank debt.

ACG will obtain minimum equity funding of $615 million, including strategic placements from Glencore plc, Stellantis N.V. and La Mancha, and a nickel prepay agreement to be provided by PowerCo SE, a subsidiary of Volkswagen Group, to help fund the ACG transaction with Appian. Royal Gold believes that the involvement of strategic investors of this caliber demonstrates the potential of the Serrote and Santa Rita mines to provide a secure and low carbon intensity supply of clean energy metals.

ACG will obtain bank financing in the form of a $225 million term loan and $75 million revolving credit facility, to be provided by a syndicate led by Citigroup, ING and SocGen, to help fund the ACG transaction with Appian.

Background on the Serrote and Santa Rita Mines

To support a listing on the London Stock Exchange, ACG contracted SLR Consulting (Canada) Ltd. to prepare a Competent Person’s Report (“CPRs”) on each of the Serrote and Santa Rita mines. These reports conform to the Financial Conduct Authority (FCA) Primary Market Technical Note 619.1 of the United Kingdom and are available on the ACG website at https://www.acgcorp.co.

Serrote Mine

Serrote is a copper/gold mining operation owned by Appian’s wholly-owned affiliate Mineração Vale Verde (“MVV”), and is situated in northeast Brazil in the State of Alagoas. The region offers good infrastructure, including water, power and highways to support development and operations, and multiple port options for concentrate shipment.

Originally explored in the 1980s, Appian acquired the Serrote project in 2018 and subsequently published a feasibility study with a plant capacity of 4.1 million tonnes per year. Construction began in 2019 and first concentrate was shipped in November 2021.

The CPR for the Serrote mine states that, as of December 2022, the Serrote mine hosted Proven and Probable Reserves of approximately 46.7 million tonnes at a copper grade of 0.58% and a gold grade of 0.10 grams per tonne, and Measured and Indicated Resources (inclusive of Reserves) consisted of approximately 96.7 million tonnes at a copper grade of 0.54% and a gold grade of approximately 0.10 grams per tonne. The existing reserve plan is expected to support production until 2034 and there is the potential to extend the mine life by expanding the pit to include resources from the large resource inventory. The last drill campaign included in the resource estimate was completed in May 2021. Additional drilling has since been carried out with the aim of extending the lifespan of the open pit reserve, and a pit expansion feasibility study is underway. There is additional exploration potential at near-mine targets and from nearby satellite feed sources. Preliminary economic assessments (“PEAs”) are currently underway for the Caboclo Rogério deposit, and the construction of an oxide processing plant, which has the potential to further expand near-term production by processing stockpiled oxide material.

The CPR for the Serrote mine states that the mining rate averages approximately 30,000 tonnes per day at a strip ratio of 1.7:1. The processing facility has a capacity of 11,000 tonnes per day and uses conventional crushing, grinding and flotation to produce a copper concentrate containing by-product gold. Life of mine copper production is expected to average approximately 44 million pounds per year at an approximate 85% recovery rate and all-in sustaining cost (“AISC”) of approximately $1.85 per pound4. Gold recovery is targeted at 65% and gold accounts for approximately 7% of the expected revenue from the Serrote mine4.

Santa Rita Mine

Santa Rita is an open pit nickel sulphide mine located in Bahia State, Brazil, approximately 600 kilometers south of Serrote and is owned by Atlantic Nickel (“ATN”), a wholly-owned Appian affiliate. The mine is supported by grid power, paved road access, water supply from the De Contas River, and the nearby port of Ilhéus.

The Santa Rita deposit was discovered in 1976 with various companies carrying out work until production commenced in 2009. Operations were placed on care and maintenance by the previous owner in 2015 due to several factors including low metal prices. Appian acquired the mine in 2018 and following an optimization of the open pit mine plan and refurbishment of the processing plant, first concentrate was shipped in early 2020.

The CPR for the Santa Rita mine states that, as of December 2022, open pit Proven and Probable Reserves at Santa Rita consisted of approximately 34.8 million tonnes at a nickel sulphide grade of 0.31% and copper grade of 0.11%, and Measured and Indicated Resources (inclusive of Reserves) consisted of approximately 43.4 million tonnes at a nickel sulphide grade of 0.33% and copper grade of 0.12%. The open pit reserve is expected to support production until 2028.

The CPR presents a PEA on the underground potential at the Santa Rita mine. The underground inventory consists of an Indicated Resource of 105.8 million tonnes at a nickel sulfide grade of 0.54% and copper grade of 0.18%, along with a 130.9 million tonne Inferred Resource with comparable grades. The PEA contemplates mining approximately 141.7 million tonnes of the underground resource over a 27-year mine life using the sub-level caving mining method. An infill drill program and prefeasibility study on the underground project are currently underway.

Additional exploration potential includes open pit and underground targets identified at the existing Santa Rita mine as well as on a 46,000 hectare regional exploration portfolio. The most advanced of these targets is the Palestina project located approximately 25 kilometers from the Santa Rita processing plant. Work is currently underway to evaluate the potential to truck ore from Palestina to the Santa Rita plant to provide additional open pit feed during the transition from open pit mining to underground at the Santa Rita mine.

The CPR for the Santa Rita mine states that the current operations consist of open pit mining at a rate of 70,000 tonnes per day at a strip ratio of 2.8:1. The processing facility capacity is 17,800 tonnes per day and uses crushing, grinding and flotation to produce a nickel sulphide concentrate with by-product copper, cobalt, platinum, palladium, and gold. Nickel recovery is expected to range from approximately 82% to 85% over the open pit and underground mine life, respectively. Copper recovery is targeted at 75%. The open pit is expected to recover an average of 32 million pounds of nickel per year at an AISC of $5.26 per pound of nickel over the mine life5. The projected revenue over the open pit mine life is approximately 84% nickel, 9% copper and 2% cobalt, with the remaining 5% from platinum, palladium, and gold5.

Background on ACG

ACG is a special purpose acquisition company looking to benefit from favorable price conditions for new economy metals and other mining materials. On October 12, 2022, ACG raised proceeds of approximately $125 million in its initial public offering and listed on the London Stock Exchange.

Upon closing of the ACG transaction with Appian to acquire the Appian entities that own the Serrote and Santa Rita mines, ACG will be renamed ACG Electric Metals Limited. ACG Electric Metals will continue to be led by its Chief Executive Officer, Artem Volynets, and its Chief Financial Officer, Carole Whittall. Responsibility for the operation of the mines in Brazil will continue to be held by Paulo Castellari-Porchia and Milson Mundim, each an employee of Appian. Following completion of the ACG transaction with Appian, the full operating team in Brazil will join ACG Electric Metals.

4 Assumes copper prices of $3.55/lb in 2023, $3.82/lb in 2024, $3.94/lb in 2025, $3.89/lb in 2026 and $3.59/lb thereafter; gold prices of $1,753/oz in 2023, $1,719/oz in 2024, $1,654/oz in 2025, $1,593/oz in 2026 and $1,615/oz thereafter; and US$/R$ exchange rate of 5.39 in 2023, 5.44 in 2024, 5.66 in 2025 and 5.55 thereafter, as disclosed in the CPR.

5 Assumes nickel prices of $9.87/lb in 2023, $9.46/lb in 2024, $9.61/lb in 2025, $9.13/lb in 2026 and $8.46/lb thereafter; copper prices of $3.55/lb in 2023, $3.82/lb in 2024, $3.94/lb in 2025, $3.89/lb in 2026 and $3.59/lb thereafter; cobalt prices of $25.58/lb in 2023, $27.70/lb in 2024, $27.37/lb in 2025, $26.43/lb in 2026 and $23.53/lb thereafter; gold prices of $1,753/oz in 2023, $1,719/oz in 2024, $1,654/oz in 2025, $1,593/oz in 2026 and $1,615/oz thereafter; platinum prices of $1,027/lb in 2023, $1,099/oz in 2024, $1,121/oz in 2025, $1,195/oz in 2026 and $1,140/oz thereafter; palladium prices of $1,977/oz in 2023, $1,763/oz in 2024, $1,544 in 2025, $1,325 in 2026 and $1,363/oz thereafter; and US$/R$ exchange rate of 5.39 in 2023, 5.44 in 2024, 5.66 in 2025 and 5.55 thereafter, as disclosed in the CPR.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2023, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the benefits of the proposed acquisition of the Royalties; the expected closing dates for the proposed acquisition of the Royalties and the proposed ACG transaction with Appian; the expected role of Royal Gold’s financing in the creation of ACG Electric Metals; the long-term potential of the Serrote and Santa Rita mines; the potential for expansion of the mine life at the Santa Rita mine and the existing pit and mine life at the Serrote mine; the economic effective date of the proposed acquisition of the Royalties; the revenue mix to be provided by the Royalties; expected royalty contributions in GEOs from the Royalties; the forecasted low carbon emissions intensity over the mines lives and the enhancement of Royal Gold’s portfolio average for carbon emissions intensity, total energy intensity and safety statistics; the ability to participate in the future growth of ACG Electric Metals provided by a right of first refusal and a right of first offer; cash consideration for the proposed acquisition of the Royalties and the allocation of the cash consideration for each of the Royalties; the fixed payabilities used to determine the royalty revenue; the timing of the accrual and receipt of revenue; the lack of deductions from royalty payments; Royal Gold’s ESG contribution; security for the interests of Royal Gold under the proposed royalty agreements; the area of interests covered; the formation and membership of the IGHR Committee and Royal Gold’s role on the IGHR Committee; the restriction of Appian from soliciting senior management from the mines; conditioning of the proposed acquisition of the Royalties on the completion of the ACG transaction with Appian and other closing conditions; Royal Gold’s funding of the proposed acquisition; the repayment by Royal Gold of amounts borrowed under the revolving credit facility; the estimated amount and timing of royalty payments; our acquisition and capital allocation strategies; the expected operating and financial performance of the Serrote and Santa Rita mines, including production, drilling objectives, mine plans, environmental and feasibility studies, mine infrastructure and facilities, mineral resources and reserves, and development; the required amounts and sources of funding for the ACG transaction with Appian; estimated recovery rates, revenue, and AISC for each of the Serrote and Santa Rita mines; the involvement of certain strategic investors in the proposed ACG transaction with Appian and the potential of the Serrote and Santa Rita mines to provide a secure and low carbon intensity supply of clean energy metals; name change for ACG; management of ACG and the Serrote and Santa Rita mines; and the full operating team in Brazil joining ACG Electric Metals.

Forward-looking statements are based on current expectations, estimates and assumptions that involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties that could cause actual results to differ materially from those in forward looking statements include, without limitation, a lower-price environment for gold, platinum, palladium, silver or copper; operating activities or financial performance of the Serrote and Santa Rita mines, including inaccuracies in ACG’s or the operator’s disclosures, variations between actual and forecasted performance, the operator’s ability to complete projects on schedule and as planned, the operator’s changes to mine plans and reserves and resources, the operator’s liquidity needs, mining hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our royalty agreement, or operational disruptions due to public health crises; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; adverse economic and market conditions; risks of doing business in foreign jurisdictions; changes in laws or regulations; the risk of litigation related to the proposed acquisition of the Royalties; the diversion of management time from ongoing business operations due to transaction-related issues; the volatility in commodity prices; competition, government regulation or other actions; and other risks detailed in Royal Gold’s Annual Report on Form 10-K for the yead ended December 31, 2022, available on Royal Gold’s website at royalgold.com and on the Securities and Exchange Commission website at http://www.sec.gov. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain disclosures herein relating to the Serrote and Santa Rita mines are based on information publicly disclosed by ACG and Appian and information available in the public domain as at the date hereof. Royal Gold does not independently prepare or verify this information and does not have access to the property or sufficient data to do so and refers the reader to the disclosures of ACG and Appian.

This announcement is not an offer for sale of securities in the United States or in any other jurisdiction. No securities of ACG have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state or other jurisdiction of the United States, and may not be offered, sold, resold, pledged, delivered, assigned or otherwise transferred, directly or indirectly, within the United States except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There has not been and will be no public offering of the securities of ACG in the United States.